Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and is effective as of the 25th day of November 2024, by and between U.S. Gold Corp., a Nevada corporation (the “Company”), and Luke Norman Consulting Ltd. (“Consultant”).

WHEREAS, the Company desires to have Consultant provide certain consulting services, as described in Section 1 of this Agreement, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Consultant desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement in exchange for the Consulting Fee (defined in Section 2) and expense reimbursement provided for in Section 2.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. CONSULTING SERVICES. During the Term (defined in Section 4), Consultant, in the capacity as an independent contractor, shall provide the services to the Company set forth on Schedule 1 (the “Services”). The Company acknowledges that Consultant will limit its role under this Agreement to that of a Consultant, and the Company acknowledges that Consultant is not, and will not become, directly engaged in, or responsible for, the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal or other services. The Company acknowledges and hereby agrees that Consultant is not engaged on a full-time basis and Consultant may pursue any other activities and engagements it desires during the Term. Consultant shall perform the Services in accordance with all local, state and federal rules and regulations.

2. COMPENSATION TO CONSULTANT.

(a) In consideration for the Services, the Company shall pay to the Consultant a fee of Two Hundred Fifty Thousand Dollars ($250,000) (the “Consulting Fee”) during the Initial Term and during each subsequent Renewal Term, if any. The Consulting Fee shall be paid in equal monthly installments over the Initial Term or applicable Renewal Term, if any.

(b) Any commercially reasonable pre-approved out-of-pocket expenses incurred by Consultant in connection with the performance of the Services (the “Consultant Expenses”) shall be reimbursed by the Company within thirty (30) days of Consultant submitting to the Company an invoice that details the amount of the Consultant Expenses and includes written documentation of each expense. Consultant shall not charge a markup, surcharge, handling or administrative fee on the Consultant Expenses. The Company acknowledges that Consultant may incur certain expenses during the Term, but not receive a bill or receipt for such expenses until after the Term. In such case, Consultant shall provide the Company with an invoice and documentation of the expense and the Company shall reimburse Consultant for such expenses within five (5) days after receiving such invoice.

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(c) Upon a Transformative Transaction (as defined in Section 2(c)(i)) that is consummated during the Term (as defined in Section 4), Consultant shall be entitled to receive the lump-sum payment amount shown in the below based on the Transaction Price (as defined in Section 2(c)(ii)):

Transaction Price (1)	Lump-Sum Payment Amount
Less than $65 million	No payment ($0)

Greater than or equal to $65 million, but less than or equal to $99 million	A base payment of $250,000, plus an additional $6,875 for each $1 million that the Transaction Price exceeds $65 million. For the avoidance of doubt, a Transaction Price of $99 million shall result in a lump-sum payment amount equal to $483,750.

Greater than or equal to $100 million, but less than or equal to $135 million	A base payment of $500,000, plus an additional $6,875 for each $1 million Transaction Price exceeds $100 million. For the avoidance of doubt, a Transaction Price of $135 million shall result in a lump-sum payment amount equal to $740,625.

Greater than or equal to $136 million	$750,000

(1) The Transaction Price, as determined pursuant to Section 2(c)(ii), shall be rounded to the nearest million for purposes of determining the lump-sum payment amount.

(i) “Transformative Transaction” shall mean the occurrence of any one or more of the following: (1) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock, par value $0.001, of the Company (the “Common Stock”), whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation) or (2) during any period of twelve (12) consecutive months ending on the date of the most recent acquisition, a sale of the assets of the Company that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition or acquisitions; provided, however, that the following acquisitions shall not constitute a Transformative Transaction for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company. Notwithstanding the foregoing, an event shall not constitute a Transformative Transaction unless such event also constitutes a “change in control event” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and authoritative guidance promulgated thereunder, and as described in Treas. Reg. § 1.409A-3(i)(5).

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(ii) The term “Transaction Price” shall mean, without duplication:

(A) the total amount of cash and the fair market value of other property paid or payable (including amounts paid into escrow) to the Company, its shareholders and/or holders of its other securities convertible into equity in connection with the Transformative Transaction, including amounts paid or payable to acquire unexercised or unconverted warrants, convertible securities, options or similar rights, whether or not vested, which shall be deemed to include the value of any options, warrants or convertible securities of the Company which are assumed by the purchaser in the Transformative Transaction (the “Purchaser”) or amended to provide that they are exercisable for or convertible into capital stock of the purchaser; plus

(B) in the event of a transaction structured under clause (1) of the definition of “Transformative Transaction”, the principal amount of all indebtedness for borrowed money (collectively, “Indebtedness”) of the Company outstanding immediately prior to consummation of the Transformative Transaction or, in the case of a sale of assets, all Indebtedness of the Company assumed by the Purchaser and, in any case, any Indebtedness retired or defeased by the Purchaser.

If a transaction, other than a sale of assets, results in a majority (but less than all) of the stock of the Company having been acquired, the Transaction Price shall be calculated pursuant to this paragraph as an acquisition of stock in which all of the stock of the Company had been acquired at a price equal to the highest price per share paid by the Purchaser for any shares it acquired at the time of the transaction.

If the Transaction Price is subject to increase by contingent payments related to future events, the portion of the Consultant’s fee related thereto shall be calculated and paid as and when such payments are made, regardless of the date on which made, except that amounts held in escrow shall be deemed paid at closing. If all or any portion of the Transaction Price is of a determined amount but is to be paid over time, then the portion of the Transformative Transaction fee attributable thereto shall be payable upon consummation of the Transformative Transaction, calculated based on the present value of such Transaction Price utilizing a discount rate of 6% per annum. For purposes of calculating the Transaction Price, any currency other than United States dollars shall be translated into United States dollars at the rate of exchange published in The Wall Street Journal (or, if no such rate is published, at the prevailing market rate) on the date the Transformative Transaction is consummated. For purposes of determining the fair market value of any non-cash consideration paid in connection with a Transformative Transaction, such determination shall be made as of the business day preceding the closing of the Transformative Transaction by the Company and Consultant acting in good faith, except that if any part of the Transaction Price consists of marketable securities, for purposes of determining the amount of the Transaction Price, the value of those securities shall be determined by using the average of the last sale prices for those securities on the 10 trading days ending the last business day preceding the closing of the Transformative Transaction.

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3. REPRESENTATIONS AND WARRANTIES OF THE CONSULTANT. This Agreement is made by the Company in reliance upon the express representations and warranties of the Consultant, which by acceptance hereof the Consultant confirms that Consultant (on its own behalf and on behalf of any and all related parties, affiliates, owners, members, employees, officers, and directors) agrees it (and such persons) will comply with all laws, rules and regulations related to the activities on behalf of the Company contemplated pursuant to this Agreement. Consultant shall provide a prominent notice on all newsletters and websites/webcasts/interview materials and other communications with investors or prospective investors in which Consultant may be reasonably deemed to be giving advice or making a recommendation that Consultant has been compensated for its services, all consideration received by Consultant from the Company (including cash), and, if applicable, that Consultant received or owns stock of the Company (directly or indirectly) specifically referencing Company by name and the number of shares received (directly or indirectly) and will profit from its promotional activities for Company, including the number of shares and whether it has or will be making sales during any period. Consultant agrees that it will not conceal at any time if it will, directly or indirectly, be selling shares while promoting the stock and recommending that investors purchase the stock of Company. Consultant covenants and agrees that it will at all times engage in acts, practices and courses of business that comply with Section 17(a) and (b) of the Securities Act, as well as Section 10(b) of the Securities Exchange Act of 1934, as amended, and has adopted policies and procedures adequate to assure all of Consultant’s personnel are aware of the limitation on their activities, and the disclosure obligations, imposed by such laws and the rules and regulations promulgated thereunder. Consultant is aware that the federal securities laws restrict trading in the Company securities while in possession of material non-public information concerning the Company as well as the Requirements of Regulation FD that prohibit communications of material nonpublic information, and the requirements thereof in the event of an unintentional or inadvertent nonpublic disclosure. Consultant agrees to immediately inform Company in the event that an actual or potential Regulation FD disclosure has occurred and assist counsel in the method by which corrective steps should be taken. Consultant acknowledges that with respect to any Company securities now or at any time hereafter beneficially owned by Consultant or any of its affiliates, that it will refrain from trading in the Company’s securities while he or any such affiliate is in possession of material non-public information concerning the Company, its financial condition, or its business and affairs or prospects.

4. TERM. The initial term of this Agreement shall be for twelve (12) months and commence as of the date of this Agreement, subject to Section 5 of this Agreement (the “Initial Term”). This Agreement shall automatically renew for successive twelve (12) month periods (each such twelve (12) month period a “Renewal Term” and together with the Initial Term, the “Term”) unless canceled pursuant to Section 5 of this Agreement.

5. EFFECT OF TERMINATION. This Agreement may be terminated during the Term by the Company upon written notice.

6. ACCURACY OF INFORMATION PROVIDED TO CONSULTANT. The Company represents and warrants to Consultant that any information concerning the Company provided to the Consultant by the Company is, to the knowledge of the Company, true and correct in all material respects.

7. INDEPENDENT CONTRACTOR. Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Consultant, and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

8. NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

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9. INDEMNIFICATION.

(a) Indemnity by the Company. The Company hereby agrees to indemnify and hold harmless Consultant, and each person and affiliate associated with Consultant against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon any violation of law, rule or regulation by the Company or the Company’s agents, employees, representatives or affiliates. Notwithstanding the foregoing, the Company shall have no indemnification obligation for the gross negligence or willful misconduct of the Consultant.

(b) Indemnity by Consultant. Consultant hereby agrees to indemnify and hold harmless the Company and each person and affiliate associated with the Company against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon:

(i) Any breach by Consultant of any representation, warranty or covenant contained in or made pursuant to this Agreement; or

(ii) Any violation of law, rule or regulation by Consultant or Consultant’s agents, employees, representatives or affiliates.

Notwithstanding the foregoing, the Consultant shall have no indemnification obligation for the gross negligence or willful misconduct of the Company.

(c) Actions Relating to Indemnity. If any action or claim shall be brought or asserted against a party entitled to indemnification under this Agreement (the “Indemnified Party”) or any person controlling such party and in respect of which indemnity may be sought from the party obligated to indemnify the Indemnified Party pursuant to this Section 9 (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing and, the Indemnifying Party shall assume the defense thereof, including the employment of legal counsel and the payment of all expenses related to the claim against the Indemnified Party or such other controlling party. If the Indemnifying fails to assume the defense of such claims, the Indemnified Party or any such controlling party shall have the right to employ a single legal counsel in any such action and participate in the defense thereof and to be indemnified for the reasonable legal fees and expenses of the Indemnified Party’s own legal counsel.

(d) This Section 9 shall survive any termination of this Agreement for a period of three (3) years from the date of termination of this Agreement. Notwithstanding anything herein to the contrary, no Indemnifying Party will be responsible for any indemnification obligation for the gross negligence or willful misconduct of the Indemnified Party.

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10. NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall he deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a party may designate by ten (10) days prior written notice:

If to the Company:
U.S. Gold Corp.
1807 Capitol Ave.
Cheyenne, WY 82001 USA
Attn: Eric Alexander, Chief Financial Officer

If to Consultant:
Luke Norman Consulting Ltd.
Attn: Luke Norman
[***]

11. ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by the Consultant without the prior written consent of the Company. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void. This Agreement may be assigned to any successor in interest to the Company without the consent of the Consultant.

12. CONFIDENTIAL INFORMATION. Consultant agrees that, at no time during the Term or a period of five (5) years immediately after the Term, will Consultant (a) use Confidential Information (as defined below) for any purpose other than in connection with the Services or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company or its affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that (i) has entered the public domain through no action or failure to act of Consultant; (ii) prior to disclosure hereunder was already lawfully in Consultant’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Consultant on a non-confidential basis from a third party who has the right to disclose such information to Consultant; or (iv) is ordered to be or otherwise required to be disclosed by Consultant by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

13. RETURN OF MATERIALS AT TERMINATION. Consultant agrees that all documents, reports and other data or materials provided to Consultant shall remain the property of the Company, including, but not limited to, any work in progress. Upon termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all such documents, including, without limitation, all Confidential Information, belonging to the Company, including all copies thereof.

14. CONFLICTING AGREEMENTS; REQUISITE APPROVAL. Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and each of the Company and Consultant represent and warrant that it has all requisite corporate authority and approval to enter into this Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

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15. NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

16. GOVERNING LAW. This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of Nevada. The venue for any legal proceedings in connection with this Agreement shall be in the federal or state courts located in the City of Reno, State of Nevada.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates.

18. SECTION HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

19. SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions in this Agreement shall be construed as severable and independent thereof.

20. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 11 of this Agreement.

21. ATTORNEY’S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys’ fees and post judgment costs, from the other party.

22. AUTHORIZATION. The persons executing this Agreement on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

23. ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

24. COUNTERPARTS & TELEFACSIMILE. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

U.S. GOLD CORP.

/s/ Eric Alexander
By:	Eric Alexander
Title:	Chief Financial Officer

CONSULTANT:

LUKE NORMAN CONSULTING LTD.

/s/ Luke Norman
By:	Luke Norman

Schedule 1

Services

The following are the Services that Consultant shall provide to the Company:

●	Introduction to banking relationships

●	Consulting on strategic acquisitions to enhance Company value

●	Introduction of potential M&A candidates

●	General corporate advisory services